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                                                                    EXHIBIT 99.1

            Pepsi-Cola Puerto Rico Bottling Company Completes Merger
                     And Changes Name to PepsiAmericas, Inc.

     MINNEAPOLIS, Oct. 15 /PRNewswire/ -- Pepsi-Cola Puerto Rico Bottling Company (NYSE: PPO) announced today that it completed the combination with Delta Beverage Group, Inc. and Dakota Beverage Company, Inc., as approved by shareholders on October 1, 1999. The company's stock will begin trading under the name PepsiAmericas, Inc. and new ticker symbol - PAS - on Monday, October 18, 1999.

     In conjunction with the closing of the acquisition, the Company obtained a $185 million credit facility from a syndicate of banks led by Bank of America, N.A. The Company will use the credit facility to pay costs related to the acquisitions, to refinance existing debt, for working capital and to finance future acquisitions.

     "We are pleased that the mergers are completed," noted Robert C. Pohlad, chairman and CEO of Pepsi-Cola Puerto Rico. "We are proud of our long-standing relationship with Pepsi-Cola and look forward to expanding our business in the U.S. and Caribbean regions in our role as a PepsiCo anchor bottler."

     PepsiAmericas manufactures, distributes and markets PepsiCo soft drinks and Cadbury Schweppes products in exclusive franchise territories that include Puerto Rico and portions of Arkansas, Iowa, Louisiana, Minnesota, Mississippi, North Dakota, South Dakota, Tennessee and Texas.